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                       MERRIMAN CURHAN FORD GROUP, INC.
                             600 CALIFORNIA STREET
                                   9TH FLOOR
                            SAN FRANCISCO, CA 94108


August 27, 2009


Ron Chez
c/o Barry Fischer
Thompson Coburn Fagel Haber
55 E Monroe Street
37 Floor
Chicago, IL 60603

Dear Ron:

On behalf of Merriman Curhan Ford Group, Inc. (the "Company"), I am pleased to offer you a position as Chairman of the Strategic Advisory Committee of the Board of Directors ("Chairman").

The Strategic Advisory Committee is to be established for the purposes of providing input and advice on directing the Company's growth, evaluating potential new business opportunities and lines of business and similar matters of importance to the Company as a whole.

As Chairman, you will be permitted to attend all meetings of the committees of the Board of Directors of the Company and the Executive Committee and any other committees of our broker-dealer subsidiary, Merriman Curhan Ford & Co. ("MCFCO") as you deem necessary or advisable for purposes of your position as Chairman, receive all written materials provided to the members of such committees in connection with such meetings, and be asked to report to the Board of Directors regarding such meetings from time to time. You will not have a vote on matters voted on by the Executive Committee or on any committees other than committees of the Board of Directors of the Company of which you are a member, nor will you (i) have any supervisory responsibilities for any employees of MCFCO, (ii) participate in the management of MCFCO, or
(iii) be actively engaged in the investment banking, broker dealer or other businesses conducted by MCFCO; and the Company agrees not to request you to take on any duties which would require you to engage in the activities listed in (i),(ii) or (iii) above. We anticipate that no more than 10 hours per month will be required for these duties. Upon written request of the Chief Executive Officer of the Company, you may be asked to work more than 10 hours in a given month from time to time. Provided you consent in writing to such requests, you will be compensated at the rate of $500 per hour for each hour above 10 hours which you work in that month.

You will be granted warrants to purchase 25,000 shares of the Company's Common Stock for each month of service as Chairman (the "Warrants"). Such Warrants will have an exercise price of $0.65 per share and will have other terms and conditions identical to those issued to you in

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connection with the Secured Promissory Note in the amount of $500,000 issued to you by the Company on July 31, 2009. Such Warrants will be fully vested upon issuance.

Your service as Chairman will be subject to the Company's Chairman Terms and Conditions attached hereto as Exhibit A (the "Terms", and the Terms and this letter collectively, the "Agreement"). By signing below, you agree to the Terms.

On behalf of all of the Company's management, we are excited about you serving as Chairman of the Strategic Advisory Committee and look forward to your input and guidance.

                                           Sincerely,

                                           Merriman Curhan Ford Group, Inc.,
                                           a Delaware corporation


                                           By: /s/ Jon Merriman
                                               -------------------------------
                                               Jon Merriman, CEO

         I agree to and accept the Chairman position and agree to be bound by this letter and the Terms.

Date:  August 26, 2009



/s/ Ronald L. Chez
---------------------------
Ron Chez


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                                   EXHIBIT A
                                   ---------

                         CHAIRMAN TERMS AND CONDITIONS

         1. EXPENSES. The Company shall reimburse Chairman in accordance with
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the Company's policies for reasonable travel and related expenses incurred in the course of performing services hereunder, provided, however, that appropriate documentation of such expenses must be provided in accordance with such policies. Other than as described in the letter to which these Terms are attached, and such expense reimbursement, Chairman shall not otherwise be paid for the collaboration, advice and assistance provided to the Company in connection with services as Chairman of the Strategic Advisory Committee (the "Services").

         2. TERMINATION. The term of the Services (the "Term") shall be for
            -----------
one year, and will be automatically be renewed for additional one (1) year terms unless the Chairman or the Company provides the other party written notice of its option not to extend the agreement (which notice shall be provided at least ninety (90) days prior to expiration of the Term. Notwithstanding the foregoing sentence, Chairman's Services may be terminated by either party for any reason upon ninety (90) days written notice to the other party, provided, however, that should the Company terminate the Services, it shall also grant to Chairman on or prior to the termination date Warrants covering the period from the effective date of termination until the last day of the Term.

         3. INDEPENDENT CONTRACTOR. Chairman's relationship with the Company
            ----------------------
will be that of a director and not that of an employee. Chairman will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

         4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
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                  (a) Agreement Not to Disclose. Chairman agrees not to use
                      -------------------------
any Confidential Information (as defined below) disclosed to Chairman by the Company for Chairman's own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Chairman shall not disclose or permit disclosure of any Confidential Information of the Company to anyone other than the Company's directors, officers, employees and agents. Chairman agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Chairman further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company's Confidential Information which may come to Chairman's attention.

                  (b) Definition of Confidential Information. "Confidential
                      --------------------------------------   ------------
Information" means any material non-public information (whether disclosed
-----------
before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, technical data or know-how, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance or

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which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in already the possession of Chairman at the time of disclosure to him by the Company, as shown by Chairman's files and records; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Chairman.

                  (c) Exceptions. Notwithstanding the above, Chairman shall
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not have liability to the Company or any of its subsidiaries with regard to any Confidential Information of the Company which Chairman can prove (i) is disclosed with the prior written approval of the Company, or (ii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Chairman shall provide prompt notice of such court order or requirement to the Company to enable the Company or its appropriate subsidiary to seek a protective order or otherwise prevent or restrict such disclosure.

         5. NO DUPLICATION; RETURN OF MATERIALS. Chairman agrees, except as
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otherwise expressly authorized by the Company, not to make any copies or duplicates of any the Company's Confidential Information. Any materials or documents containing Confidential Information that have been furnished by the Company to Chairman in connection with the Services shall be promptly returned by Chairman to the Company, accompanied by all copies of such documentation,
                                           ---
within ten days after (a) the Services have been concluded or (b) the written request of the Company.

         6. NO RIGHTS GRANTED. Nothing in this Agreement shall be construed as
            -----------------
granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Chairman any rights in or to the Company's Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

         7. ASSIGNMENT OF INVENTIONS. To the extent that, in the course of
            ------------------------
performing the Services, Chairman jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, Chairman hereby agrees to assign all rights, titles and interest to such inventions to the Company.

         8. NO CONFLICTS. Chairman represents that Chairman's compliance with
            ------------
the terms of this Agreement and provision of Services hereunder will not violate any duty which Chairman may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Chairman agrees that Chairman will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Chairman agrees that, during the term of this Agreement, prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or devices that may be competitive with the Company, Chairman shall first notify the Company in writing. It is understood that in such event, the Company will review whether Chairman's activities are consistent with Chairman remaining Chairman of the Strategic Advisory Committee.

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         9. MISCELLANEOUS. Any term of these Terms may be amended or waived
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only with the written consent of the parties. The Agreement constitute the sole agreement of the parties and supersede all oral negotiations and prior writings with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws.